Exhibit 21.1

List of Subsidiaries

DreamWorks Animation L.L.C.

DreamWorks, Inc.

DWA Finance I L.L.C.

DreamWorks Post-Production L.L.C.

Pacific Data Images, Inc.

Pacific Data Images L.L.C.

Pacific Productions L.L.C